SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: April 18, 2007
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.

(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

New Brunswick Technology Center
100 Jersey Avenue, Building B, Suite 310
New Brunswick, New Jersey 08901-3279
(Address of Principal Executive Offices)
(732) 247-3300
Registrant’s telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Material Contracts.

Securities Purchase Agreement and Related Ancillary Agreements.

On April 18, 2007 Xechem International, Inc. (“Company”) completed a private placement of $2,089,375 of Units pursuant to a securities purchase agreement (“Purchase Agreement”) with a number of investors (“Purchasers”). As previously reported in the Company’s last Form 8-K filing (“Prior Filing”), on April 4, 2007 it issued $4,959,963 of Units under the Purchase Agreement, which amount, when added to the April 18, 2007 proceeds, plus an add back of $37 from one investor subsequent to the prior closing (for a total of $4,960,00 in the “Initial Closing”), brings the total Units proceeds issued by the Company to $7,049,375, representing the final closing (“Second Closing”) of the Purchase Agreement offering (“Offering”).

The Units from the new issuance are comprised of (i) 8% convertible debentures (“Debentures”) in an aggregate principal amount of $2,089,375, convertible into Common Stock of the Company at $0.0175 per share (representing shares of Common Stock on an as converted basis, subject to possible adjustment as discussed below); and (ii) two warrants per Debenture, each providing a right to purchase 37.5% of the number of shares of Common Stock purchasable with the original principal amount of the Debentures (i.e. up to 75% of the Common Stock in the aggregate or 89,544,636 additional Warrants), at a price of $0.0225 per share (subject to possible adjustment as discussed below); the first warrant has a term ending April 18, 2009 and is not callable (the “Two Year Warrant”), and the second warrant has a term ending April 18, 2010 and is callable by the Company at a purchase price of $0.06 per share provided the volume weighted average price (“VWAP”) of the Company’s Common Stock exceeds $0.06 for 30 consecutive trading days (the “Three Year Warrant”—together with the Two Year Warrant, collectively, the “Warrants”). The Company has entered into a “Registration Rights Agreement,” pursuant to which it is obligated to file a registration statement to register the Common Stock of the Company underlying the Debentures and Warrants, which contains certain penalties if not timely filed. In connection with the transaction the principal officers and directors of the Company were required to lock up their shares of the Company for a period ending 6 months after the registration of the common stock underlying the Debentures and Warrants and in addition, the Company’s CEO pledged certain personal assets (his 25% beneficial ownership in the entity that owns the New Brunswick, NJ facility leased to the Company) to secure the Debentures. The Company has agreed to grant to the advisor on the transaction an option to purchase 12% of the shares of Common Stock of the Company issuable upon the immediate conversion of the Debentures (i.e., 14,327,142 shares ) at a price of $0.001 per share, expiring April 18, 2009 for advising it in connection with the transaction. In addition, in the event of the exercise of any of the warrants issued as part of the offering, he is entitled to a 5% fee for the amount of the warrant exercise. The Company has also paid the advisor and his designees the sum of $141,000 and reimbursed it $15,000 of its legal fees in connection with the transaction. A copy of the form of Purchase Agreement and Exhibits is attached as an exhibit to the Prior Filing, and is summarized in greater detail below.

The aggregate number of shares of Common Stock into which the Debentures are convertible (subject to possible future antidilution adjustment as discussed below) from the Offering totals 402,819,288, and the aggregate number of shares of Common Stock issuable with respect to the exercise of Warrants from the Offering totals 302,114,473 with respect to the Purchasers and 48,338,315 with respect to the advisor and his designees. It should be noted that with respect to the Initial Closing, the outside date for exercise of the warrants is four days later than originally reported (namely April 4, 2009 for the first tranche and April 4, 2010 for the second tranche, rather than March 31 2009 and 2010, respectively).

The Purchase Agreement contained certain limitations as to the application of the proceeds of the Offering until one of a number of enumerated “Release Conditions” was met. Due to the closing of the Nexim Bank funding of $325 million Naira (approximately $2.6 million US dollars) on April 5, 2006, the Release Condition to the Purchase Agreement was met, so that those restrictions no longer apply. This also resulted in the termination of the pledge agreement among the Purchasers and Marjorie Chassman, whereby certain promissory notes issued by the Company to Ms. Chassman had been pledged as collateral to secure the Debentures pending the occurrence of one of the Release Conditions.

The Company has affirmative obligations under the Purchase Agreement to: (i) timely file all required reports under the Securities Act of 1934; (ii) promptly deliver the shares of Common Stock purchased by the Purchasers pursuant to conversion of their Debentures or exercise of the Warrants and is subject to a penalty of $10 per $1,000 of securities (with the value computed based on a volume weighted average pricing or “VWAP” formula) for each day that it is late with respect to effecting such deliveries, increasing to $20 per $1,000 of securities should it fail to make such delivery commencing 5 trading days after failing to meet this obligation; (iii) indemnify the Purchasers against enumerated liabilities in the event of actions taken against them in certain instances; (iv) reserve at all times a sufficient amount of Common Stock to enable it to meet its obligations under the Purchase Agreement (it should be noted that the Company adopted a resolution to not issue in excess of 3,500,000,000 shares of its authorized Common Stock without the approval of shareholders as to such increase, and in the event the Company is unable to meet this obligation, it has an affirmative obligation to obtain shareholder approval promptly following the reaching of such level); (v) provide a 2 year preemptive right to purchase up to 15% of the securities issued by the Company’s Xechem Nigeria Pharmaceuticals, Limited (“Xechem Nigeria”) subsidiary in any public offering that may subsequently occur through such subsidiary; (vi) permits the Purchasers to nominate one member to the Company’s board of directors (and a second one in the event of the issuance of not less than $6,000,000 of Units), reasonably agreeable to the Company, with there to be a limit of 5 directors for the first year following the closing of the Purchase Agreement; and (vii) provides a 15 day right of first refusal to the Purchasers to participate in up to 100% of any subsequent Common Stock transaction of the Company not constituting an “Exempt Issuance” as defined in the Purchase Agreement, subject to possible waiver if agreed to by holders of at least 80% of the outstanding Debenture principal amount.

The Purchase Agreement contains a number of negative covenants for so long as the Debentures remain outstanding, which include a prohibition against: (i) the adoption of certain shareholder rights plans intended to prohibit or deter takeovers of the Company; (ii) the providing of material nonpublic information to the Purchasers or their counsel, absent execution by the applicable Purchaser(s) of a confidentiality agreement regarding such information; (iii) the issuance of additional capital stock of the Company (or securities convertible into the same) other than certain “Exempt Issuances” as detailed in the Purchase Agreement, for a period of 12 months from the initial closing of the Units issuance; (iv) entering into certain enumerated variable rate transactions where the pricing of the equity securities of the Company is subject to a variable formula; (v) uneven treatment with respect to the Purchasers; and (vi) the prohibition against a reverse or forward split of the Company’s stock for a year following the effectiveness of a registration statement registering the shares underlying the Units absent the consent of the holders of a majority of the Debentures.

Detailed information regarding the Company is enumerated in the body of the Purchase Agreement and its accompanying schedules (as filed as an exhibit to the Prior Filing), including representations and warranties associated with its current financial condition. Inaccuracy of any of the representations or warranties in a material manner would constitute an event of default that would provide the Purchasers the right to accelerate the indebtedness regarding the Company. These representations include: (i) an acknowledgment that the Company has significant past due payables, many of which will not be satisfied with respect to the proceeds of the financing; a total of $1,383,326 of liabilities was scheduled as of March 23, 2007, and a total of $8,420,936 of notes payable plus accrued interest of $642,368 was scheduled as of March 25, 2007, including the following primary lenders to the Company (principal amount only is summarized here): (a) independent third party individuals - $259,600; (b) related party loans - $1,313,439; (c) Dr. Pandey - $124,689; (d) Xechem China - $140,120; (e) Marjorie Chassman - $2,788,128; (f) Chassman/Brauser 2007 loans - $550,000; (g) Alembic - $2,000,000 (it should be noted that following the initial closing of the Offering, the Alembic indebtedness was reduced by $1,000,000); (h) NEXIM Bank - $1,153,846; and UBA Loan - $91,115 (the latter two loans are to Xechem Nigeria); (ii) the issued and outstanding capital stock of Xechem Nigeria is presently 95,000,000 shares all issued to the Company, subject to the qualifications that (a) a claim has been made by a prior employee of the Company as to ownership in Xechem Nigeria, which the Company refutes (and for which there has been no further follow up since the claim was made over a year ago); and (b) the Company outlined that Xechem Nigeria is expected to issue up to 20,000,000 additional shares to certain persons and entities primarily in Nigeria with respect to services rendered and/or to be rendered or purchased by such service providers and/or their designees, provided that any issuances other than for services rendered and/or to be rendered will be subject to the participation right of the Purchasers with respect to any subsequent public offering of Xechem Nigeria stock set forth elsewhere in the Purchase Agreement; and (c) Xechem India is presently owned 66-2/3% by the Company and the remainder by Ramesh C. Pandey and family members; (c) the Company was required to provide a solvency representation and in doing so it provided that anticipated cash flow of the Company, together with the proceeds the Company would receive were it to liquidate all of its assets from the funding of the Debenture sale after taking into account all anticipated uses of the cash would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid, and further provided that it does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt and assuming the continued forbearance of obligations from existing creditors consistent with past practice and the assumed accelerated increase in sales from Xechem Nigeria and the forbearance of existing loans that will be coming due during the next year. (It should be noted that the aforesaid representations regarding solvency are subject to numerous assumptions that may or may not materialize or based upon future liquidation values as to which there is not certainty and therefore persons dealing with the Company should recognize the precarious financial condition in which the Company has been historically and as of the present time.) and (iv) the Company has provided representations as to its capitalization, which as of March 25, 2007 included 1,555,797,965 issued and outstanding shares of Common Stock, an additional 749,479,461 shares of Common Stock issuable pursuant to options, warrants, convertible notes and/or actual issuances or agreed upon issuances of shares (bringing aggregate Common Stock as adjusted to 2,305,277,426 shares) and an additional 576,310,000 shares issuable to Ramesh C. Pandey in connection with his 20% antidilution rights, bringing aggregate estimated diluted capitalization (before adjustments for accrued interest convertible to equity) to approximately 2,881,587,426 shares of Common Stock. It should be further noted that as of the start of business on April 17, 2007 the Company’s transfer agent reflected 1,577,452,608 shares of Common Stock outstanding.

Debentures. The Debentures mature on March 31, 2009. They call for the payment of simple interest at the rate of 8% per annum, quarterly in arrears, calculated based upon a 360 day year and payable on the last day of May 31, 2007 and the last day of each third month thereafter through maturity. Interest is payable in cash unless otherwise agreed to between the Debenture holder and the Company. A late fee of 12% per annum is payable with respect to any late payments. Prepayment is not permitted without the consent of the Debenture holder.

The Debentures are convertible from time to time at the option of their holders at the “Conversion Price.” The “Conversion Price” is $0.0175 per share, subject to adjustment to account for: (i) forward and reverse splits and other extraordinary transactions; and (ii) a full ratchet clause which effectively lowers the purchase price to the lowest price at which there is any subsequent placement of the Company’s Common Stock (or securities exchangeable into or convertible into or exercisable into Common Stock) placed at a price below the lowest Conversion Price then in effect, with the exception of certain detailed “Exempt Issuances,” which include issuances pursuant to any existing rights to acquire Common Stock currently in place. A similar Conversion Price adjustment applies to the extent of the value of any rights offerings made by the Company entitling stockholders to subscribe for securities at a price below the Conversion Price for the Debentures. In addition, the Debentures have protective provisions which effectively call for the issuance of additional securities to the holders as if they were shareholders in connection with any subsequent distributions of cash or securities to the holders of the Common Stock. The Company has an affirmative obligation to notify the Debenture holders of events that cause an adjustment in the conversion price for the Debentures. There is a limitation of conversions of Debenture principal or interest resulting in a holder owning greater than 4.99% of the Company’s Common Stock absent the prior consent of the holder. As noted above with respect to share transfers, there is a liquidated damages obligation of the Company of $10 per trading day per $1,000 of Common Stock (increasing to $20 per trading day per $1,000 of Common Stock) after 7 trading days, to the extent that the Company fails to timely provide to the Purchasers the stock certificates to which they are entitled upon conversion of Debenture indebtedness to Common Stock.

The Debentures contain a “Buy-In” liability to the Company in addition, should it fail to timely deliver certificates following delivery of a conversion notice, which effectively holds the Company liable for the loss the holder would incur in the event it sold any of the shares relating to a conversion notice and then was forced to buy the underlying shares to effect the trade due to the Company’s failure to timely deliver the certificate.

The Debentures also provide that in the event of a “Fundamental Transaction,” absent the successor in interest to the Company requiring that the Debenture holders receive cash for the satisfaction of the Debenture obligation, then the Debenture holders shall be entitled to comparable rights with respect to the securities of the successor entity arising from the Fundamental Transaction. “Fundamental Transactions” include: (i) mergers or consolidations of the Company with or into another entity; (ii) sale by the Company of all or substantially all of its assets; (iii) certain tender offers or exchange offers whereby the Company’s stockholders can exchange their shares for other securities, cash or property; and (iv) certain reclassifications of the Company’s Common Stock or compulsory share exchanges effectively converting the Company’s securities into those of another entity.

The Debentures contain certain negative covenants, which include: (i) amendments to the Company’s charter or bylaws in a manner that would adversely impact the Debenture holders; (ii) repurchases of stock of the Company with the exception of certain limited repurchases of stock owned by former employees; and (iii) payment of cash dividends or other distributions with respect to the Company’s securities.

The Debentures provide that the holders can accelerate the indebtedness evidenced by the Debentures in the event of the occurrence of an “Event of Default” and failure to cure within the applicable cure period (not to exceed 5 days) if any; “Events of Default” include the breach by the Company of any of the obligations of the Company pursuant to the Debentures or any of the other transaction documents (i.e., the Purchase Agreement or the associated agreements in connection therewith), any representation or warranty being untrue or incorrect at the time made in any material respect; certain insolvency events with respect to the Company or material subsidiaries, or defaults with respect to obligations which remain uncured for up to 45 days, cessation of listing of the Company’s Common Stock for 5 consecutive trading days, a Change of Control transaction (including changes of beneficial ownership of the Company in excess of 50% or transfers of at least 33% of the Company’s assets), failure to effect the effectiveness of the registration statement within 210 days of the closing or failure to maintain its effectiveness for 30 consecutive days (subject to certain limited extensions) , and failure to timely deliver stock certificates.

Warrants. The Purchase Agreement calls for the issuance of two Warrants per Unit of investment, with each Warrant comprising the right to purchase up to 37.5% of the shares issuable per the Debenture (2,142,857 shares of Common Stock for each $100,000 of investment per Warrant, or 4,285,714 shares for both Warrants associated with a $100,000 investment) at an exercise price of $0.0225 per share (subject to adjustment as discussed below). The Two Year Warrant has a term of approximately two years, expiring April 4, 2009 with respect to the Initial Closing Units and expiring April 18, 2009 with respect to the Second Closing Units and is not callable by the Company. The Three Year Warrant has a term of approximately three years, expiring April 4, 2010 with respect to the Initial Closing Units and April 18, 2009 with respect to the Second Closing Units, and is callable in the event that the VWAP of the Company’s Common Stock for 30 consecutive trading days (following the declaration of effectiveness of a registration statement for the underlying Common Stock) exceeds $0.06 per share (subject to adjustment for splits and other extraordinary transactions) and provided that: (i) the holder is not in possession of material nonpublic information; (ii) the Company has honored all prior notices of exercise under the Warrant; (iii) the registration statement is effective for the duration of the exercise period following the delivery of the call notice; the Common Stock continues to be listed on a trading market (which can include trading on the OTC Bulletin Board or in the Pink Sheets); (iv) there continues to be sufficient reserved shares of Common Stock underlying the Units; and (v) after exercise of the Warrant the holder would not hold in excess of 4.99% of the Company’s outstanding capital stock. In such event, the Company shall have the right to call initially 50% of the remaining shares underlying the Warrant for nominal consideration provided the call notice is delivered within 2 trading days of such 30 day period, and in such event the holder will have a 20 trading days following the receipt of the notice to exercise the Warrant before the right to purchase the called shares shall be cancelled. In the event the call is effectively exercised, then the remaining shares underlying the Three Year Warrant will be subject to a second call right provided the VWAP for the Common Stock thereafter meets the 30 trading day threshold for another 30 consecutive trading days and the other conditions to the call are also met (as enumerated above) for the subsequent period following the delivery of the call notice.

Exercise of the Warrants is for cash only, provided however, if by the first anniversary following their date of issuance an effective registration statement is not in place for the underlying shares, then the holders shall have a right to exercise the Warrants on a cashless basis. Upon exercise of a Warrant, the Company has an obligation to promptly deliver the underlying shares and is subject to a liquidated damages clauses comparable to those applicable to the Debentures, for: (i) failure to timely deliver the certificates for the purchased Common Stock as a result of exercise of the Warrants; or (ii) losses incurred by the Warrant holder as a result of having to effect a Buy-In of Common Stock to cover any sale of the shares corresponding to the Warrant exercise, where the Company failed to timely delivery to the holder the shares of Common Stock related to the Warrant exercise.

The $0.0225 per share exercise price for the Warrants is subject to adjustment for stock splits and other extraordinary corporate events. In addition, the Warrants contain a full ratchet adjustment mechanism for the applicable purchase price comparable to the full ratchet adjustment mechanism applicable to the exercise price for the conversion of Debenture indebtedness into equity of the Company, as well as a conversion modification to account for distributions of cash, securities or other property to stockholders of the Company. The Company has an affirmative obligation to notify the Warrant holders of adjustments to the exercise price of the Warrants.

As with the Debentures, there is a limitation on the amount of Common Stock issuable to a Warrant holder to 4.99% of the outstanding Common Stock of the Company, absent waiver by the holder of that limitation. In addition, the Warrants call for similar rights in the event of Fundamental Transactions, provided that it the Fundamental Transaction is any of (i) an all cash transaction; (ii) a going private transaction under Rule 13e-3 of the Securities Exchange Act of 1934; or (iii) involving securities of a company whose shares are not traded on a national securities exchange, then at the Company’s option in lieu of a carryover of the Warrants to the successor entity, the holder shall be entitled to a the cash value of the Warrants keyed to a Black Scholes valuation.

Registration Rights Agreement. The Company has agreed that it shall register 130% of the shares of Common Stock underlying the Units (“Registrable Securities”) promptly following the closing of the offering pursuant to the Purchase Agreement (“Closing Date”) . It is obligated to: (i) file a registration statement pursuant to the Securities Act of 1933 within 60 days following the Closing Date (April 18, 2007); (ii) respond to SEC comments and file pre-effective amendments within 10 days following receipt; and (iii) and cause it to be declared effective no later than 150 days following the Closing Date; (iv) telephonically request the declaration of effectiveness of the registration statement at 5:00 p.m. New York time on a trading day; (v) immediately notify the holders of Units of the declaration of effectiveness of the registration statement on the same day that it confirms such effectiveness with the SEC; (vi) file a prospectus with the SEC, as required by Rule 424 within one day of the declaration of effectiveness; and (vii) following the declaration of effectiveness of the registration statement, the Company is obligated to maintain the effectiveness of the Registration Statement for 10 consecutive calendar days or 15 calendar days during any 12 month. Failure to meet any of the foregoing obligations constitutes and “Event,” which subjects the Company to penalties of 2% for each month in which it occurs and on each monthly anniversary thereof, of a liquidated damages obligation equal to 2% of the original principal amount of the Debenture of the holder, subject to an aggregate cap of 15% of the original principal amount of the Debenture, payable in cash unless otherwise agreeable to the Company and the Debenture holder

The Company has an obligation during the registration process to provide to each Debenture holder no less than 5 trading days prior to the filing of each registration statement and no less than one trading day prior to the filing of any related prospectus or amendment or supplement thereto, with a copy of the proposed filing, and shall have an obligation to address any reasonable objections provided by holders of a majority of the Registrable Securities. A mechanism has been provided in the Registration Rights Agreement to provide these copies to Basu Capital on behalf of the investors. The Company has an obligation to provide questionnaires to the holders relative to the information to be included in the registration statement regarding them, to be timely completed by the holders.

The Company has an obligation to: (i) file the necessary post effective amendments to the registration statement and prospectus to be used by the holders of the Registrable Securities to keep the registration statement continuously effective until all the Registrable Securities are eligible for resale pursuant to Rule 144(k); (ii) file all required supplements; (iii) respond promptly to comments received from the Commission and provide copies of all applicable correspondence to the holders of the Registrable Securities; and (iv) comply in all material respects with the requirements of the Securities Act of 1933 for the legal methods of disposition by the holders of the Registrable Securities.

There is an obligation to file a new registration statement at such point in time as the amount of Registrable Securities exceeds the amount of securities then registered. There are obligations to notify the holders of Registrable Securities of the occurrence of numerous events which in certain events will include the need to suspend trading on the occurrence of certain events, including: (i) (A) when a prospectus or prospectus supplement is proposed to be filed; (B) when the SEC advises that a review will be effected or when comments are received; and (C) on the effectiveness of a registration statement or post effective amendment thereto; (ii) of any request by the SEC or other applicable government authority for amendments or supplements to the foregoing; (iii) the issuance of stop orders or similar proceedings; (iv) the receipt of notifications of suspension of permission for sale of securities; (v) the occurrence of an event or the passage of time where action must be taken to amend the registration statement to ensure that it does not misstate any material facts or omit to state any material facts; and (vi) the occurrence of material events regarding the Company under certain circumstances which the Company believes may not be in the Company’s best interest to continue the availability of the registration statement, provided that such information must be maintained on a confidential basis until publicly disclosed.

The Registration Rights Agreement contains detailed delivery requirements to the holders of the Registrable Securities as well as the obligation to meet applicable NASD and state blue sky requirements. The Company is obligated to cover all of the costs of registration of the Registrable Securities and to provide detailed indemnification to the holders of the Registrable Securities for loss, liability and legal expenses associated with the same. Piggyback registration rights also apply to any Registrable Securities that for whatever reason are not registered, except with respect to subsequent Form S-4 and Form S-8 registration statements.

Pandey Pledge Agreement. In order to induce the Purchasers to purchase the Units, Dr. Ramesh Pandey, the CEO of the Company, agreed to pledge to the Unit holders, effective as of the date that the indebtedness of the Company to Alembic, Limited is satisfied, 100% of the beneficial ownership in PRC Holdings, LLC and PCR Holding Company, Inc. (collectively, the “Pledged Interests”), which hold, collectively, 25% of the beneficial ownership in Vineyard Productions, LLC (“Vineyard”). Vineyard is the entity that owns the office building complex in which the Company’s offices and laboratory are located. Dr. Pandey shall be entitled to a release of the Pledged Interests at such time, if any, as the Company either pays off the Debentures, or posts cash collateral (or the substantial equivalent thereof) of $1,500,000 to the holders of the Debentures. The Company has agreed to indemnify Dr. Pandey for any loss he may incur in the event he loses any of the Pledged Interests to the Debenture holders as well as to compensate him or a charity of his designation, in consideration for providing this collateral. The Pledge Agreement also provides to Dr. Pandey the right to pledge the Pledged Interests to secure the remaining obligations of the Company to Alembic, Limited.

Chassman Pledge Agreement. The Purchasers required a pledge of additional collateral to consummate the Purchase Agreement from Marjorie Chassman, the wife of David Blech. She agreed to pledge to the Purchasers the following promissory notes which are convertible into Common Stock of the Company at the prices set forth below, to be released upon the occurrence of one of the Release Conditions (enumerated above) prior to an event of default with respect to the Debentures: (i) $30,000 principal amount dated April 5, 2006, convertible at $0.005 per share; (ii) $200,000 principal amount dated June 5, 2006, convertible at $0.01 per share; and $1,025,000 dated June 20, 2006, convertible at $0.015 per share. In order to induce Ms. Chassman to pledge the foregoing notes, the Company agreed to lower the conversion price from $0.03 per share to $0.0175 per share with respect to another promissory note that she holds in the original principal amount of $500,000. Due to the occurrence of one of the Release Events, the Chassman Pledge Agreement no longer applies.

Intercreditor Agreement. The holders of the Debentures have entered into an intercreditor agreement amongst themselves so as to equitably allocate any of the Pledged Interests or proceeds therefrom in the event that such collateral is foreclosed upon to satisfy any of the Debenture indebtedness.

Item 3.02 Unregistered Sales of Securities.

Please see response under Item 1.01 Material Contracts, which details the issuances of rights to acquire unregistered Common Stock of the Company. All such issuances were made in reliance upon exemptions from registration under the Securities Act of 1933 in reliance upon Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933.

Item 5.02 Appointment of Directors.

Please see response under Item 1.01 Material Contracts, which details the rights of the investors to designate two members of the board of directors due to the issuance of in excess of $6,000,000 of Units. As of this date no nominee of the investors has been appointed to the board of directors of the Company.

Item 9.01 Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2007
XECHEM INTERNATIONAL, INC.

	By:	/s/Ramesh C. Pandey, Ph.D.

Ramesh C. Pandey, Ph.D. Chief Executive Officer